EXHIBIT (5)


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                     [Duane, Morris & Heckscher letterhead]

                                January 15, 1997



The Board of Directors of
  Penn Engineering & Manufacturing Corp.
P.O. Box 1000
Danboro, PA  18916-1000

Gentlemen:

         We have acted as counsel to Penn Engineering & Manufacturing Corp. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 500,000 shares (the "Shares") of Common Stock, $.01 par value, of the Company, pursuant to the Company's 1996 Equity Incentive Plan (the "Plan").

         As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

         Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

         We hereby consent to the use of this opinion in the Registration Statement and to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.


                                            Sincerely,

                                            DUANE, MORRIS & HECKSCHER


                                            By: /s/ Frederick W. Dreher
                                                -------------------------------
                                                A Partner
FWD:PKS

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